Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of September 17, 2024 (the “Effective Date”) by and among:

1.

SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”); ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”); SS&C GIDS, Inc., a corporation incorporated in the State of Delaware (“SS&C GIDS”); and DST Asset Manager Solutions, Inc., a corporation incorporated in the Commonwealth of Massachusetts (“SS&C DST” and, collectively with SS&C Tech, SS&C ALPS and SS&C GIDS, “SS&C”).

2.

Gladstone Alternative Income Fund, a Delaware statutory trust, registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a non-diversified, closed-end, management investment company that operates as an interval fund pursuant to Rule 23c-3 of the 1940 Act (“Fund”).

3.	Gladstone Administration, LLC, a Delaware limited liability company (“Administrator”).

Administrator and Fund each may be referred to individually and collectively as “Client.” SS&C and Client each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)   “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority). Notwithstanding the foregoing, “Action” shall not include any ordinary course regulatory audits or routine regulatory requests for information.

(b)   “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of trustees or analogous governing body, management or executive officers of that Person.

(c)   “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)   “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)   “Client Data” means all data of Client, including Client Confidential Information, and any other data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Client and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)   “Confidential Information” means any information about Client, Management or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)   “Data Supplier” means a supplier of Market Data.

(h)   “DPA” means the Cayman Islands Data Protection Act (2021 Revision), as it may be revised from time to time (“Act”), together with any applicable regulations made under the Act.

(i)   “EU GDPR” means the General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, the effective date of which is 25 May 2018, including any applicable data protection legislation or regulations implementing or supplementing it, and any successor legislation, in those jurisdictions in which relevant services are provided to Client by SS&C from time to time, and including any amendments or re-enactments of the foregoing. The terms “data subject”, gaif - ss&c service agreement - 9-17-2024

“processor”, “controller”, “personal data” (such types as set out in Schedule C), “personal data breach” and “supervisory authority” have the meanings given to them in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable personal data.

(j)   “EU Personal Data” means any personal data to the extent that EU GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the EU or the European Economic Area.

(k)   “GDPR” means the EU GDPR and the UK GDPR, as applicable.

(l)   “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of trustees or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with its operations or the offering of any of its securities or interests to investors, all as amended from time to time.

(m)   “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(n)   “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(o)   “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(p)   “Management” means a Fund’s officers, trustees, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day-to-day operations and management of Fund.

(q)   “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(r)   “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(s)   “Services” means the services listed in Schedule A.

(t)   “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(u)   “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services. SS&C Property shall not include Client Data and Confidential Information about Fund or Administrator, provided that Market Data shall remain SS&C Property subject to Section 3.4

(v)   “Standard Contractual Clauses” means the standard contractual clauses for the transfer of personal data to third countries pursuant to the GDPR, as set out in the Annex to European Commission Implementing Decision (EU) 2021/914 of 4 June 2021 (or any subsequent clauses that may amend or supersede such standard contractual clauses (to include the UK Addendum to the extent required under the UK GDPR)). For the purpose of this Agreement, “UK Addendum” means the UK Addendum to the Standard Contractual Clauses published by the UK supervisory authority, the Information Commissioner’s Office and effective 21 March 2022.

(w)   “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(x)   “UK GDPR” means the Data Protection Act 2018 and the EU GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 as modified by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and including any amendments or re-enactments of the foregoing, in each case, to the extent applicable to Client and/or SS&C in the receipt of or provision of, Services under this Agreement.

2 of 31

(y)   “UK Personal Data” means any personal data to the extent that UK GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the United Kingdom.

1.2.    Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.    Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.    Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.    The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.    Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Client with reasonable care, skill, prudence and diligence. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Client requests to change the Services, including those necessitated by a change to the Governing Documents of Client or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.    Fund agrees to pay the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.3.    In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any required Client consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of personal data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Client when making any material changes in sufficient detail to provide transparency and to enable Client to object to a particular arrangement. SS&C shall be responsible for the acts and omissions of any delegate.

3.	Fund Responsibilities

3.1.    The management and control of Fund are vested exclusively in Fund’s board of trustees (the “Board”) and as delegated by the Board and Management, subject to the terms and provisions of Fund’s Governing Documents. Fund, the Fund’s investment adviser and Administrator are responsible for and will make all decisions, perform all management functions relating to the operation of Fund, and shall authorize and be responsible for all transactions. Without limiting the foregoing, Client shall:

(a)   Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b)   Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

3 of 31

(c)   Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)   Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.    The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.    Fund and Administrator are each solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Fund will notify SS&C in writing of any changes to Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring compliance by Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.    In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Client in connection with the Services and (ii) not be (A) disseminated by Client or (B) used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Client or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Client on Market Data or the provision of Market Data in connection with this Agreement.

3.5.    Client shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any other material Fund agreements. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6.    Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

3.7.    Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Fund, or as applicable, Management, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to and SS&C Associates may request advice from counsel for any of Fund, Fund’s independent board members, its officers, or Management (including its investment adviser or sub-adviser), each at Client’s expense.

4.	Term

4.1.    The initial term of this Agreement will be from the Effective Date through the date ending 3 years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 2 years each unless either SS&C or Client provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.    SS&C or Client also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)   The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

4 of 31

(b)   The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action involving fraud, willful misconduct, or violation of Law that the terminating Party reasonably determines could cause such terminating Party reputational harm; provided that in the case of SS&C such material Action is specifically with respect to SS&C’s actions or inaction in its capacity as a fund administrator, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.    Upon delivery of a termination notice from Fund, subject to the receipt by SS&C of all then-due fees, charges and expenses, including any fees remaining for the balance of the unexpired portion of the Term, as noted in Section 5.3 below, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to the applicable Fund to which the Client Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Fee Letter for the balance of the unexpired portion of the Term. In the event that Fund wishes to retain SS&C to perform additional transition or related post-termination services, including, but not limited to, providing data and reports in new formats, performing work, committing resources, or reporting deliverables after the termination date, the applicable entity and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Fee Letter, as appropriate. Should either Party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by Fund and Management.

5.3.    If Fund elects to terminate this Agreement prior to the end of a Term, Fund agrees to pay an amount that is the greater of (i) the average monthly fee previously paid by Fund to SS&C or (ii) the annual minimum fee, without the reduction for the first year after Fund Launch as reflected in each Services Section of Fee Letter, divided by 12; multiplied by the number of months remaining based on a 3 year obligation from Fund Launch, and further multiplied by 50%. To the extent any services are performed by SS&C for Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4.    Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2, 5.2 (as applicable), 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Fund or Management after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification

6.1.    Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Fund, Administrator or Management for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Fund, Administrator and Management shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties, except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Fund on a quarterly basis prior to the final disposition of such matter upon receipt by Fund of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be

5 of 31

indemnified. Upon the assertion of a Claim for which Client may be required to indemnify SS&C, SS&C shall notify Client of such assertion, and shall keep Client advised with respect to all material developments concerning such Claim. Client shall have the option to participate with SS&C in the defense of such Claim and SS&C shall reasonably allow such participation. SS&C shall in no case confess, compromise or settle the Claim in any case in which Client may be required to indemnify it except with the prior written consent of Client, which consent shall not be unreasonably delayed, withheld or conditioned. The maximum amount of cumulative liability of SS&C Associates to Fund, Administrator and Management for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting solely from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, shall not exceed three times the fees paid by that Fund, Administrator or Management entity to SS&C under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

6.2.    Except with respect to all amounts payable by an indemnifying Party as a part of its indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.

6.3.    Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with Fund, SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

7.	Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a)   It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)   Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)   It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)   The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.    Administrator represents and warrants to SS&C that (i) it has actual authority to provide instructions and directions on behalf of Administrator and Fund and that all such instructions and directions are consistent with the Governing Documents and other corporate actions.

6 of 31

7.3.    Fund represents and warrants to SS&C that: (i) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware as a non-diversified, closed-end management investment company; (ii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the “Organizational Documents”) to enter into and perform this Agreement; (iii) the Board of Trustees of Fund has duly authorized it to enter into and perform this Agreement; and (iv) it will promptly notify SS&C of (1) any material Action against it, Administrator, or Management and its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

7.4.    Fund represents and warrants to SS&C that it is a closed-end management investment company and has elected to be regulated as a closed-end management investment company under the 1940 Act.

7.5.    SS&C represents and warrants to Client that:

(a)   It has and will continue to have access to the necessary licenses, facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(b)   To the best of its knowledge, information and belief having regard to any requests made to SS&C by Fund, SS&C has disclosed to Fund prior to the date hereof all facts in relation to SS&C and its business affairs and regulatory standing as are material and ought properly to be made known to any person proposing to enter into this Agreement;

(c)   It has implemented and maintains commercially reasonable policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Data maintained by SS&C that could result in material harm or inconvenience to Fund or Fund investors; and

(d)   To the best of its knowledge, information and belief none of the software owned or licensed by SS&C and used to provide the services hereunder to Fund contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Personal Information or Funds’ Confidential Information maintained by SS&C.

(e)   It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Client with a summary of its business continuity policies, and will test its business continuity procedures at least annually.

(f)   SS&C GIDS, Inc. (or its Affiliate, Assignee or Successor that provides similar Shareholder Recordkeeping, Transfer Agency and Investor Services as listed under Schedule A, Section E of this Agreement) is registered, and at all times during the term of this Agreement shall be registered, as a transfer agent as required under the Securities Exchange Act of 1934, as amended, including Section 17(A)(c) thereunder.

8.	Client Data

8.1.    Fund (i) will provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Fund, all Client Data shall remain the property of Fund to which such Client Data relate. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Fund with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.    SS&C shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

8.3.    Upon at least 30 days’ written notice from Client to SS&C, Client, through its staff or agents (other than any Person that is a competitor of SS&C), and Government Authorities with jurisdiction over the Client (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C to provide the Services and meet SS&C’s confidentiality and information security obligations under this Agreement (a “Review”). Client shall accommodate SS&C requests to reschedule any Review based on the availability of required resources. With respect to any Review, Client shall:

(a)   Pay SS&C costs, provided that Client shall not be responsible for SS&C’s own internal costs associated with SS&C personnel supervising such Review or performing such tasks are reasonably necessary to allow Client to perform such Review.

7 of 31

(b)   Comply, and ensure that Reviewers comply, with SS&C’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(c)   Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which Client shall provide to SS&C upon request).

(d)   Except for mandatory Reviews by Government Authorities, be limited to 1 Review per calendar year.

9.	Data Protection

9.1.    From time to time and in connection with the Services, SS&C may obtain access to certain personal data from Client or Fund investors and prospective investors. Personal data relating to Client and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of SS&C.

9.2.    For the purpose of GDPR and DPA and to the extent GDPR and/or DPA, as applicable, applies to Client as Controllers and SS&C as Processor in the provision of Services under this Agreement, the Parties acknowledge that SS&C acts as the Processor and Client acts as the Controller(s) of such personal data, as is processed under this Agreement for the purpose of performing the Services. The subject matter, duration, nature, purpose, type of personal data, and the categories of data subjects in respect of the processing of the personal data are set out in Schedule C. The Parties shall, acting reasonably, from time to time agree such changes to Schedule C as necessary to meet the requirements of GDPR and/or DPA, as may be applicable.

9.3.    In processing the personal data on behalf of Client, SS&C acting as a Processor shall:

(a)   comply with its applicable obligations as a processor under (i) GDPR, including those requirements set out in Articles 28 (Processor), 29 (Processing under the authority of the controller or processor), Article 30 (Records of processing activities), 31 (Cooperation with the supervisory authority) and 32 (Security of processing) of GDPR, and (ii) DPA, if any, and implement and maintain appropriate technical and organizational measures in relation to the processing of personal data designed to ensure the security of any processing of personal data, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons;

(b)   not disclose or use any personal data obtained from or on behalf of Client, except in accordance with the documented lawful instructions of Client, to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, this Agreement, and to comply with applicable Law including GDPR and DPA;

(c)   notify Client without undue delay after becoming aware of a relevant personal data breach and provide reasonable assistance to Client in its notification of that personal data breach to the relevant supervisory authority and those data subjects affected as set out in Articles 33 (Notification of a personal data breach to the supervisory authority) and 34 (Communication of a personal data breach to the data subject) of GDPR and the equivalent provisions of DPA, in each case taking into account the nature of processing and the information available to SS&C. Upon becoming aware of a personal data breach, Client is responsible for making notifications related to a personal data breach that Client is required to make by applicable Law;

(d)   provide reasonable assistance to Client in its obligations to respond to requests from data subjects in relation to the exercise of data subjects’ rights laid down in GDPR and/or DPA, as applicable, insofar as possible by appropriate technical and organizational measures taking into account the nature of the processing and the information available to SS&C;

(e)   provide reasonable assistance to Client in its data protection impact assessment and its prior consultation with the relevant supervisory authority as set out in Articles 35 (Data Protection Impact Assessment) and 36 (Prior Consultation) of GDPR, taking into account the nature of processing and the information available to SS&C. Staff time in excess of 10 hours per services agreement in any year shall be chargeable at SS&C’s standard rates together with any expenses;

8 of 31

(f)   only grant access to the personal data to:

(1)	employees or other personnel who require access to the personal data to enable SS&C to perform its obligations under the Agreement;

(2)	any persons who require access to the personal data to enable SS&C to perform its obligations under this Agreement; or

(3)	as permitted under Section 2.3;

and, in each case, ensure that such Persons are subject to a duty of confidence in respect of the personal data

(g)   only transfer the personal data to, or access or process the personal data in, any country outside the European Economic Area (in the case of EU Personal Data) and UK (in the case of UK Personal Data) and the Cayman Islands in accordance with the EU GDPR, UK GDPR, and DPA, as applicable, and including, where applicable, as a result of a data transfer agreement containing the relevant Standard Contractual Clauses (deemed equivalent in the Cayman Islands for the purpose of DPA);

(h)   at the request of Client and upon reasonable notice and access arrangements agreed in writing with Client: (i) make available to Client all information necessary to demonstrate SS&C’s compliance with the obligations laid down in this Section 9 (Data Protection) and (ii) allow for and contribute to audits, including inspections, conducted by Client or Client’s designated auditor (other than any Person that is a competitor of SS&C) and/or any Government Authority in each case taking into account the nature of processing and the information available to SS&C;

(i)   on termination of this Agreement or as otherwise instructed by Client, return to Client or erase (on Client’s election) the personal data (including all existing copies thereof) to Client, and as instructed by Client, in accordance with the terms of this Agreement and provide Client with written confirmation of any such erasure, provided that SS&C shall be entitled to retain the personal data to the extent required by, and in accordance with, applicable Law and subject to the confidentiality obligations set forth in Section 11; and

(j)   promptly notify Client and provide reasonable assistance, where it becomes aware of any data subject complaint in relation to the handling of personal data, or any communication by a relevant supervisory authority in relation to the personal data, which is in each case processed pursuant to this Agreement (unless the relevant Party is prohibited from making such notification under any applicable Law or by any Governmental Authority).

9.4.    Client shall comply at all times with its applicable obligations as a Controller under GDPR and DPA, as applicable, and agrees to ensure that all relevant data subjects for whom SS&C will process personal data on Client’s behalf as contemplated by this Agreement are fully informed of such processing, including, where relevant, the processing of such data outside the European Union (in the case of EU Personal Data), the United Kingdom (in the case of UK Personal Data) and the Cayman Islands and if applicable provide consent for GDPR and/or DPA compliance purposes.

9.5.    For the purposes of this clause the following terms shall have the following respective meanings:

(a)   “CCPA” means the California Consumer Privacy Act of 2018, California Civil Code § 1798.100 to 1798.199, effective January 1, 2020, as amended by the California Privacy Rights Act of 2020, effective January 1, 2023 and their respective implementing regulations.

(b)   “Personal Information” means personal information within the meaning of CCPA which is received or collected by SS&C from, or on behalf of, Client in connection with performing its obligations pursuant to this Agreement.

(c)   “Business”, “Business Purpose”, “Consumer”, “Sell”, “Service Provider”, “Share” and “Verifiable Consumer Request” have the meanings given in Section 1798.140 of CCPA.

To the extent CCPA applies to Client as a Business and SS&C as a Service Provider in the receipt and/or provision of Services under this Agreement, the Parties hereby agree the following:

(a)   SS&C as a Service Provider shall not:

(1)	Sell or Share Personal Information;

9 of 31

(2)	retain, use or disclose any Personal Information for any purpose other than:

(a)	the limited and specified Business Purposes of providing the Services or performing its obligations under this Agreement;

(b)	in accordance with Client’s lawful instructions;

(c)	outside of the direct business relationship between SS&C and Client; or

(d)	as otherwise permitted pursuant to CCPA, including the purposes described in Section 1798.145, subdivisions (a)(1) to (a)(4) of CCPA.

(3)	combine Personal Information with personal information received from or on behalf of another person or collected from SS&C’s own interactions with individuals.

(b)   SS&C shall comply with its own applicable obligations as Service Provider under CCPA and provide the same level of privacy protection as is required by CCPA.

(c)   SS&C shall notify Client on a timely basis if at any time SS&C makes a determination that it can no longer meet its obligations under CCPA.

(d)   The Parties agree that Client may take reasonable and appropriate steps to ensure that SS&C uses Personal Information in a manner consistent with Client’s obligations under CCPA and, upon written notice to SS&C, stop and remediate the unauthorized use of Personal Information.

(e)   SS&C shall provide Client with reasonable assistance in Client’s obligations to respond to Verifiable Consumers Requests in connection with a request for information or deletion by such Consumer pursuant to CCPA, including Section 1798.105(c) of CCPA, and at Client’s written direction, SS&C shall delete, or enable Client to delete such Personal Information, in each case taking into account the nature of the processing and the information available to SS&C, provided that SS&C shall not be required to comply with a Consumer’s request to delete the Consumer’s Personal information if it is reasonably necessary for the Business of the Service Provider to maintain the Consumer’s Personal information in accordance with CCPA, including the purposes described in Section 1798.105.

(f)   Client agrees that it shall comply at all times with its own applicable obligations as a Business under CCPA. Client agrees to ensure that all relevant Consumers for whom SS&C will process Personal Information on Client’s behalf as contemplated by this Agreement are fully informed concerning such processing, including, where relevant, the processing of such Personal Information outside the State of California and if applicable provide consent for CCPA compliance purposes.

9.6.    Without prejudice to SS&C’s obligations under Section 9.3, SS&C will implement and maintain reasonable technical, administrative and physical safeguards to protect Client Data from accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission or storage of Client Data, (ii) installation and maintenance of firewalls configured to protect Client Data, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (v) tracking and monitoring access to network resources and Client Data, (vi) control access to physical hardware that contains Client Data, (vii) distributed denial of service mitigation services, (viii) a reasonable program for disposal of documents and media containing Client Data, and (ix) procedures for the maintenance of Client Data.

9.7.    Without prejudice to SS&C’s obligations under Section 9.3, SS&C will promptly investigate material incidents of unauthorized access to or loss of Client Data maintained by SS&C (“Data Breach”) and, unless prohibited by applicable Law or if it would materially compromise SS&C’s investigation, notify Client on a timely basis following any Data Breach. Client is responsible for making notifications related to a Data Breach that Client is required to make by applicable Law and SS&C will work with Client in good faith to allow Client to make any notifications required by applicable Law. SS&C will promptly seek, in conjunction with Client, to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Client the corrective actions. SS&C will reasonably cooperate with Client in the event of any Government Authority inquiry related to or arising out of a Data Breach.

10 of 31

9.8.    At the request of Client, on an annual basis (and subject to a written disclaimer and indemnity, SS&C will provide Client with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.18., Service Organization Controls 1 (SOC1), as applicable to the Services and SS&C’s data processing environment. Upon Client written request, SS&C shall meet with Client to discuss the reports and respond to Client’s inquiries with respect thereto, including providing a summary of SS&C’s remediation plans for any material deficiencies noted in the reports

9.9.    Client acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of Client, and make such consolidated data available to clients of the analytics products and services. Client hereby consents to the use by SS&C of Client Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and may be enriched with external data sources. SS&C will not disclose shareholder names or other personal identifying information, or information specific to or identifying Client or any information in a form or manner, which could reasonably be utilized to readily determine the identity of Client or its shareholders.

9.10.   Any provision of this Agreement that expressly or by implication should come into or continue in force on or after termination of the Agreement in order to protect the personal data will remain in full force and effect.

10.	SS&C Property

10.1.   SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Client nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Client shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.   Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.   Each Party may disclose the other Party’s Confidential Information:

(a)

In the case of Client, to each of Management, its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)

In the case of SS&C, to Client and each SS&C Associate, Fund Representative, investor, Fund or Management bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)

As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.   Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.   SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11 of 31

11.5.   Upon the prior written consent of Fund, SS&C shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C (which shall not be unreasonably delayed, withheld or conditioned), Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit SS&C from using any Client data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that Fund is not named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Client, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Client or some other Person, Client will reasonably cooperate with any request by SS&C to include such notices. Client shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Client, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Client, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Client or any of their respective assets, investors or customers.

11.6.   In the event Fund obtains information from SS&C or the TA2000 System which is not intended for Fund, Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of Fund certifying that all such unauthorized information in Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.

12.	Notices

12.1.   Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention:  Chief Operating Officer

      General Counsel

E-mail:   notices@sscinc.com

If to Fund or Management:

Gladstone Alternative Income Fund

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Attention: Michael LiCalsi and Jack Dellafiora

Email: Michael.licalsi@gladstone.com; jack.dellafiora@gladstone.com

13.	Miscellaneous

13.1.   Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.   Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

12 of 31

13.3.   Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.   Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.   Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Client or any other Person for, and Client hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.   Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7.   Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Client understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Client and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8.   No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.   No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Client will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Client from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Client employs or engages any SS&C Associate during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.10.   No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.   Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.   Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Client in any Action to which Client is a party or otherwise related to Client, Client shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith, except to the extent resulting solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement.

13 of 31

13.13.   Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14.   Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15.   Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*   *   *

14 of 31

This Agreement has been entered into by the Parties as of the Effective Date.

SS&C Technologies, Inc.		Gladstone Alternative Income Fund
ALPS Fund Services, Inc.
SS&C GIDS, Inc.
DST Asset Manager Solutions, Inc.

By:	/s/ Bhagesh Malde	By:	/s/ Michael LiCalsi

Name:	Bhagesh Malde	Name:	Michael LiCalsi

Title:	Authorized Signatory	Title:	General Counsel

Gladstone Administration, LLC

By:	/s/ Michael LiCalsi

Name:	Michael LiCalsi (President)

15 of 31

Schedule A

Services

A.	General

1.	As used in this Schedule A, the following additional terms have the meanings ascribed to them below:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(i)

“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vi)

“investor” or “securityholder” means an equity owner in Fund, whether a limited liability company interest holder in a limited liability company, a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(vii)	“IRA” shall mean Individual Retirement Account;

(viii)	“NAV” means net asset value.

(ix)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(x)

“Procedures” shall collectively mean SS&C GIDS’s transfer agency procedures manual, third party check procedures, check writing draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(xi)	“Program” shall mean Networking, Fund Serv or other DTCC program;

(xii)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xiii)	“TA2000 System” shall mean SS&C GIDS’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Fund and Management acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)

Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund, Management and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)

Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

16 of 31

(vi)

SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.

Notwithstanding anything in this Agreement to the contrary, SS&C Tech is responsible for providing the Services listed under Section D “Tax Administration and Section H “Bank Loan Servicing”; SS&C GIDS is responsible for providing the Services listed under Section F “Shareholder Recordkeeping, Transfer Agency and Investor Relations” and Section G “AML” and SS&C DST is responsible for providing the Services listed under Section I “Blue Sky Filing Services,” while SS&C ALPS is responsible for providing all other Services.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Management of the duties and obligations listed.

B.	Registered Fund Accounting and Administration (applicable to Fund only and not to separate sleeves, subsidiaries or special purpose vehicles)

1.	Fund Accounting

(i)	Calculate daily NAVs as required by Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc

(x)	Prepare and file Form N-PORT

2.	Fund Administration

(i)	Prepare annual and semi-annual financials statements utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR, N-PX and 24F-2

(iii)	Host annual audits.

(iv)	Prepare required reports for quarterly Board meetings

(v)	Monitor expense ratios

(vi)	Maintain budget vs. actual expenses

(vii)	Manage fund invoice approval and bill payment process

3.	Legal Administration (to the extent requested by Client)

(i)	Coordinate preparation and filing of repurchase offer notices and circulation of draft notices to client, fund counsel, internal personnel and transfer agent

(ii)	Coordinate annual updates to one prospectus and statement of additional information

(iii)	Coordinate standard layout and printing of prospectus

17 of 31

(iv)	File Forms N-CSR, N-PX and N-23c-3

(v)	Compile and distribute quarterly board meeting materials

(vi)	Attend quarterly board meetings telephonically and prepare first draft of quarterly meeting minutes (special board meetings will incur additional project fees per hour at SS&C’s standard rates)

Notes and Terms to Fund Accounting and Administration

1.

SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Management, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and Fund. SS&C ALPS will report violations, if any, to Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.

SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources. Fund agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund of its primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.

Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Management, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, its Management, Fund’s custodian or other Fund service provider.

5.

SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	Report Modernization Terms and Conditions

1.

Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, Fund’s custodian or other Fund service provider, other than SS&C ALPS’

18 of 31

completion of a reconciliation of the assets reported by the parties. Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of Fund, Fund’s custodian or other Fund service provider.

SS&C ALPS shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

2.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

(i)

In connection with completion of the Modern Data Services, Market Data may be supplied to Fund through an SS&C ALPS Associate(s) or directly by a Data Supplier (for the purposes of this Section H, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(ii)

Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)

No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)

Notwithstanding anything in this Agreement to the contrary, no SS&C ALPS Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all SS&C ALPS Associates and applicable Data Suppliers against, and hold such SS&C ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

19 of 31

(v)

Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)

FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

D.	Tax Administration

1.	Calculate dividend and capital gain distribution rates

2.	Prepare ROCSOP and required tax designations for Annual Report

3.	Prepare and coordinate filing of income and excise tax returns (audit firm to sign all returns as paid preparer)

4.	Calculate/monitor book-to-tax differences

5.	Provide quarterly Subchapter M compliance asset diversification compliance monitoring and reporting

6.	Provide annual Subchapter M gross income test information

7.	Provide tax re-allocation data for shareholder 1099 reporting

E.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C GIDS utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)

maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from Fund, Fund’s distributor, manager or managing dealer, Fund’s investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Fee Letter (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:

(a)

accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C GIDS,

20 of 31

(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	once annually prepare shareholder meeting lists for use in connection with the annual meeting;

(vi)

withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;

(viii)	prepare and provide, in electronic format, to Fund’s print vendor of choice:

(e)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders’ accounts,

(f)	copies of shareholder statements, and

(g)	shareholder reports and prospectuses provided by Fund;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund;

(x)	maintain those records necessary to carry out SS&C GIDS’s duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;

(xi)

calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)

process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)

if a Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C GIDS’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000, and generate output reports to Fund as mutually agreed. It is Fund’s

21 of 31

responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy. SS&C GIDS is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

(xvi)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)

as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)

support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)

in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti- money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Fund, pursuant to Section F hereto;

(xx)

as mutually agreed upon by the Parties as to the service scope and fees, SS&C GIDS shall carry out certain information requests, analyses and reporting services in support of Fund’s obligations under Rule 22c-2(a)(2). The Parties will agree to such services and terms as stated in the attached appendix (“Appendix I” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Parties;

(xxi)

as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii)

upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.

At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section F.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.

SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund’s instructions, prospectus or application as amended from time to time, for Fund, provided SS&C GIDS is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or

22 of 31

mode of operation measurably increases SS&C GIDS’s cost of performing the services required hereunder at the current level of service, SS&C GIDS shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C GIDS shall be entitled to increase its fees by the amount of the increase in costs.

4.

Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new funds are generally consistent with services then being provided by SS&C GIDS under the Agreement. If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C GIDS. Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C GIDS’s then-standard pricing schedule.

5.

The Parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C GIDS will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of Fund in this regard.

6.

Fund instructs and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund. Fund acknowledges and agrees that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

7.

If applicable, SS&C GIDS will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

8.	Upon receipt of a Fund’s written request, SS&C GIDS shall provide transmissions of shareholder activity to the print vendor selected by Fund.

9.

If applicable, Fund will furnish SS&C GIDS with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C GIDS. Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of Fund shall be represented to have been lost, stolen or destroyed, SS&C GIDS, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of Fund represented by the lost or stolen certificate. In the event that certificates of Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C GIDS shall file Form X-17F-1A as required by applicable federal securities laws.

10.

Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized. SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

11.	Changes and Modifications.

(i)

SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be

23 of 31

generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C GIDS provides Fund with revised operating procedures and controls.

(ii)

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Fund Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS. The parties recognize that during the Term of this Agreement Fund will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) Fund hereby grants SS&C GIDS a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

12.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)

Fund will notify SS&C GIDS of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C GIDS under the Agreement.

(iv)

If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund’s shares, Fund or Sponsor will give prompt notice thereof to SS&C GIDS.

(v)

Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless Fund either (1) provides SS&C GIDS with a minimum of 12 months’ notice before the accounts are deconverted from SS&C GIDS, or (2), if 12 months’ notice is not possible, Fund shall compensate SS&C GIDS by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

13.	Compliance.

(i)

SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C GIDS’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C GIDS has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

14.	Bank Accounts.

(i)	SS&C GIDS, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or

24 of 31

caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C GIDS shall deposit Funds SS&C GIDS receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement. SS&C GIDS, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(ii)

SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

15.

Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)

Annual purges by August 31: SS&C GIDS and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Letter.

(i)

Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(ii)

Purged history retention options (entail an additional fee): For the additional fees set forth in the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

16.

Disposition of Books, Records and Canceled Certificates. SS&C GIDS may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

25 of 31

F.	AML

1.

SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

U.S. Domiciled Funds

2.

Notwithstanding the ability of Fund to delegate the maintenance of certain AML procedures to SS&C, Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Fund if SS&C files, on its own behalf, a suspicious activity report in relation to Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.

With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

H.	Bank Loan Servicing

1.	Provide trade processing support for loan transactions including recording trade settlements, reconciliation of settlements and tracking associated loan documentation.

2.	Provide asset servicing support related to loan positions including liaising with the loan agent on various aspects of loan maintenance and reconciliation.

3.	Provide payment information to the Investment Manager for review through SS&C’s wire payment application with respect to loan payments, drawdowns and other loan life cycle events.

4.	Obtain and maintain static data on loan facilities subject to receipt from the applicable agent bank.

5.	Provide loan information reporting (e.g., trade blotter, market value position report and loan contract position report) to Investment Manager.

6.	Store agent bank notices received with respect to loan positions and make available to Fund in a format as agreed in writing with Investment Manager.

I.	Blue Sky Filing Services

1.	Client is ultimately responsible for ensuring its compliance with applicable Blue Sky laws, including identifying, assessing and understanding relevant Blue Sky risks.

2.	As used in this Section, the following additional terms have the following meanings:

(i)

“Blue Sky” means the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(ii)	“Sales Feed” means a data file in industry standard format sent by a third party.

26 of 31

3.

SS&C DST shall perform the following Services in all states and territories in which the Client’s shares are offered as identified by Client, in the form of and as required by Law applicable to Client:

(i)	Assist with the filing of Initial Notices;

(ii)	Assist with the filing of Client renewals and amendments to reflect relevant changes, as applicable;

(iii)	Assist with the filing of Client sales reports filings;

(iv)	Pay Notice Filing and other fees and invoice Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and SS&C DST;

(v)	Assist with the filing of Client Prospectuses and Statements of Additional Information and any amendments and supplements;

(vi)	Assist with the filing of annual reports;

(vii)	Assist with the filing of all necessary notices to permit the Client (or class of the Client, as applicable) to qualify for reduced fees;

(viii)	Assist with the filing of all correspondence and related documentation in order to permit the Client to utilize exemptions if such exemption notice is required;

(ix)

Advise Client prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Client can advise SS&C DST in writing the action to be taken;

(x)	Provide Client information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available;

(xi)

Include in sales report filings, all sales reported to SS&C DST via (i) transfer agency Blue Sky Sales Feed, and (ii) broker Blue Sky Sales Feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Client’s prior Blue Sky service provider, or (b) confirmed in writing by Client to be activated, less any exempt sales that the Client has directed SS&C DST in writing to remove prior to such filing;

(xii)	At the direction of the Client, serve as liaison between the Client and the applicable Blue Sky jurisdiction;

(xiii)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xiv)	Conduct annual due diligence meeting with Client;

(xv)

In the event that SS&C DST becomes aware of the sale of the Client’s shares in a jurisdiction in which no Notice Filing has been made, SS&C DST shall report such information to Client shall instruct SS&C DST with respect to the corrective action to be taken; and

(xvi)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures.

4.	The foregoing Services will be performed by SS&C DST and are contingent on the performance by Client of the following duties and obligations. Client shall:

(i)	Identify the states and territories where the Client’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C DST;

(iii)	Work with SS&C DST to identify what systematic exemptions will be taken by the Client and coded on the Client’s Transfer Agent’s system;

(iv)

Provide written instructions in SS&C DST standard format to implement systematic exemptions and exclusions from reporting where practicable on the Client’s Transfer Agent system or the SS&C DST Blue Sky application;

(v)

Provide written instructions to SS&C DST to remove current permit period sales from SS&C DST’s Blue Sky application upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

27 of 31

(vi)	Execute the limited power of attorney form set forth in Exhibit 1 to Schedule A;

(vii)	Liaise with the Client to facilitate wire transfers for payment of state fees, as needed;

(viii)	Notify SS&C DST in writing to the extent Client is notified by an intermediary of a new Sales Feed and work with SS&C DST to facilitate any necessary updates;

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C DST that a direct broker Blue Sky Sales Feed is available for activation;

(x)	Provide member of Client to act as signer for all forms to be filed in paper or electronic delivery;

(xi)	Provide member of Client to act as signer for all required wet signatures with appropriate notary if required by jurisdiction; and

(xii)	Provide timely delivery of wet signature documents to meet filing deadlines as required by jurisdictions.

5.	Proprietary Rights, Third Party Information and Development Ideas

(i)

SS&C DST and/or its Affiliates, as the case may be, own and shall retain all rights, title and interests, including intellectual property rights in and to the SS&C DST Property. This Schedule shall not be construed to provide to Client any express or implied right or license to convey or otherwise exploit the SS&C DST property, or any portion thereof.

(ii)

Certain of the information used by SS&C DST in providing the Services has been obtained from third parties. Each third party owns and shall retain all rights, title and interests, including intellectual property rights in and to all information provided by such third party. SS&C DST is not responsible for substantiating the content or accuracy of any such information.

(iii)

Unless specifically excluded by a writing signed by Company and SS&C DST, Company hereby grants to SS&C DST, its Affiliates, and any third party licensors, the irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use and incorporate any suggestions and ideas received by SS&C DST from Company with respect to the Services in connection with SS&C DST’ on-going development of such Services for its use with Company and other SS&C DST customers.

J.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Fund.

(vii)	Is not Fund’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

28 of 31

2.

If SS&C allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund and Management shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)

SS&C grants to the Fund and Management a limited, non-exclusive, non-transferable, non- sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund and Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)

Fund and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund or Management hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.

Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.

SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s Web Portal.

29 of 31

Schedule B

Authorized Personnel

Pursuant to the terms of the Schedule A and the Agreement between Fund and SS&C GIDS, Fund authorizes the following Fund personnel to provide instructions to SS&C GIDS, and receive inquiries from SS&C GIDS in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by Fund by providing SS&C GIDS with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C GIDS’s receipt of the document and shall be incorporated into the Agreement.

30 of 31

Schedule C

Information relating to the processing of personal data

Subject matter of processing

Personal data, as summarized below, transferred by Management or Fund (or investors and prospective investors) or otherwise obtained by SS&C or its Affiliates as Processor in connection with the Services under this Agreement.

Duration of processing	The term of this Agreement and, if applicable, after the termination of this Agreement, to the extent required by applicable Law, or as agreed between the Parties in writing.

Nature and purpose of processing	Processing of personal data, which may include special categories of personal data, for the purposes of the Services provided under this Agreement.

Types of Personal Data

Information relating to identified or identifiable natural persons, such as name, gender, date of birth, age, nationality, photographs; home/work landline phone number, personal/work mobile, home/work postal address, personal/work email address; bank account number, source of funds, personal net worth, details of investment activities; passport number, driver’s licence number, social security or national insurance number, or other tax identification number.

Categories of data subjects

Natural persons connected with Funds or Management business, such as investors and individuals associated with investors, the Investment Manager, including their directors, members, agents or representatives, employees, partners, shareholders, and beneficial owners.

31 of 31